TOUCHSTONE VARIABLE SERIES TRUST

      AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

         The undersigned hereby certifies that he is the duly elected Assistant Secretary of Touchtone Variable Series Trust (the "Trust") and that pursuant to
Section 8.3 of the Trust's Amended and Restated Agreement and Declaration of Trust, the Trustees at a meeting on February 19, 2004 at which a quorum was present, adopted the following resolutions:

         APPROVAL OF NEW SERIES

         RESOLVED, that four new series of shares of Touchstone Variable Series Trust (the 'Trust') be, and they hereby are, established and that such new series be, and hereby are, designated the `Touchstone Aggressive ETF Fund', the `Touchstone Moderate ETF Fund', the `Touchstone Conservative ETF Fund' and the `Touchstone Enhanced ETF Fund'; and

         FURTHER RESOLVED, that the relative rights and preferences of the new series of shares shall be those rights and preferences set forth in
         Section 5.2 of the Trust's Amended and Restated Agreement and Declaration of Trust; and

         FURTHER RESOLVED, that the Trust be, and it hereby is, authorized to issue and sell shares of each of the Touchstone Aggressive ETF Fund, the Touchstone Moderate ETF Fund, the Touchstone Conservative ETF Fund and the Touchstone Enhanced ETF Fund from time to time at its respective price per share of not less than the respective net asset value thereof; and

         FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized and empowered to take any and all actions and to execute any and all documents and instruments, which they or any one of them in his sole discretion deem necessary, appropriate or desirable to implement the foregoing resolutions.

         The undersigned certifies that the actions to effect the foregoing Amendments were duly taken in the manner provided by the Amended and Restated Agreement and Declaration of Trust, that the Amendments became effective on July 19, 2004.

         The undersigned is causing this Certificate to be signed and filed as provided by Section 9.1 of the Amended and Restated Agreement and Declaration of Trust.
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         IN WITNESS WHEREOF, the undersigned has executed this instrument as of the 18th day of April, 2005.

                                          /s/ Dawn R. Garvin
                                          -----------------------------------
                                          Dawn R. Garvin, Assistant Secretary